Exhibit 99.1

Rackspace Hosting Repays $100 Million on Credit Facility

SAN ANTONIO – March 11, 2009 – Rackspace® Hosting (NYSE: RAX), the world’s leading hosting services provider, today announced that it has repaid $100 million on its revolving line of credit backed by Comerica Bank, JPMorgan Chase, Wachovia Bank, Bank of America, and The Frost National Bank.

The repayment decreases the amount outstanding on the revolving line of credit from $200 million to $100 million. Of the outstanding borrowings, $50 million has been swapped into a fixed rate of 4.135% and the remaining $50 million is borrowed on a one month LIBOR basis at 0.479%. With the current applicable margin spread of 1.55%, the weighted average borrowing costs of the remaining $100 million outstanding debt balance is approximately 3.9%. With the repayment, $144 million is available and committed on the credit facility.

About Rackspace Hosting

As the leader and specialist in hosting services, Rackspace Hosting is changing the way businesses worldwide buy IT. Rackspace delivers computing-as-a-service, integrating the industry’s best technologies into a flexible service offering, making computing more reliable and affordable. A trusted partner to companies of all sizes, Rackspace enables IT departments to be more effective. Rackspace is distinguished by its award-winning Fanatical Support®, furthering the company’s mission to be one of the world’s greatest service companies. Rackspace is recognized as one of FORTUNE Magazine’s 100 Best companies to work for, ranking number 43 on the 2009 list. Rackspace’s portfolio of hosted IT services includes managed hosting (www.rackspace.com), email hosting (www.mailtrust.com) and cloud hosting (www.mosso.com). For more information on Rackspace Hosting please visit www.rackspace.com.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Rackspace Hosting could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements concerning expected operational and financial results resulting from our borrowing strategy, our long term investment strategies, growth plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits from our borrowing strategy may not materialize as expected; the achievement of expected operational results may not occur; and other risks that are described in Rackspace Hosting’s annual report on Form 10-K, filed with the SEC on March 2, 2009. Except as required by law, Rackspace Hosting assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Jason Luce, 210-312-3581

ir@rackspace.com

Media Relations

Annalie Drusch, 210-312-7290

media@rackspace.com